[WEINBERG & COMPANY, P.A. LOGO]

May 20, 2003
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	BIO-LOK INTERNATIONAL, INC. FILE REF. NO. 33-24566-A

We have read the statements that we understand Bio-Lok International, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Town Executive Center 6100 Glades Road • Suite 314 Boca Raton, Florida 33434 Telephone: (561) 487-5765 • Facsimile: (561) 487-5766	Watt Plaza 1875 Century Park East • Suite 600 Los Angeles, California 90067 Telephone: (310) 407-5450 • Facsimile: (310) 407-5451
Website: www.cpaweinberg.com
American Institute of CPA’s/Division for CPA Firms SEC Practice Section